FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Issuer

CARDERO RESOURCE CORP. (the “Issuer”)
Suite 1920, 1188 West Georgia Street
Vancouver, B.C.
V6E 4A2

Item 2.	Date of Material Change

January 13, 2011

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51- 102 with respect to the material change disclosed in this report is January 13, 2011. The press release was issued in Vancouver, British Columbia through the facilities of the Toronto Stock Exchange, Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer completes an additional $1,175,000 investment in Kria Resources Ltd.

Item 5.	Full Description of Material Change

The Issuer reports that it has recently completed an additional $1,175,000 investment in Kria Resources Ltd. (“Kria”) of Toronto, Ontario, through the exercise of warrants acquired on the initial July 29, 2010 private placement.

Kria is a base metal exploration and development Issuer focused on high-quality, advanced-stage base metal assets whose primary assets are the Halfmile Lake and Stratmat properties near Bathurst, New Brunswick. Kria has recently entered into a Letter of Intent with Trevali Resource Corp. (“Trevali”) to complete a business combination whereby Trevali will acquire all of the issued and outstanding common shares of Kria and Kria will become a wholly owned subsidiary of Trevali (see Kria & Trevali news releases of December 16, 2010 for details).

On January 7, 2011, the Issuer exercised 5,875,000 of its 15,000,000 warrants at a price of $0.20 per share. As a result of this acquisition, the Issuer now holds an aggregate of 20,875,000 common shares of Kria, representing approximately 19.97% of the issued and outstanding common shares of Kria. Assuming the exercise of the 9,125,000 warrants still held by the Issuer, the Issuer would then hold 30,000,000, or approximately 26.39%, of the then issued common shares of Kria (assuming no other warrant or option exercises). The Issuer is not acting jointly or in concert with any other persons or companies in connection with such acquisition or the securities of Kria. The Issuer acquired the securities of Kria for investment purposes only, and not for the purpose of influencing control or direction over Kria. The Issuer will, however, review its holdings in Kria from time to time, and may increase or decrease its position as future circumstances dictate.

A copy of the Early Warning Report filed under Part 3 of National Instrument 62-103 with respect to the foregoing acquisition is available upon request to Lawrence W. Talbot, the Vice-President & General Counsel of the Issuer, at 604-408-7488.

Cautionary Note Regarding Forward-Looking Statements

This material change report contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable Canadian and US securities legislation. All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated content, commencement and cost of exploration programs, anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves, the potential for investments by the Issuer in other resource companies (including Kria and Coalhunter) to add significant value, the possibility of the sale by the Issuer of any of its projects, the ability of the Issuer to identify and acquire advanced stage projects, and financing plans and business trends, are forward-looking statements. Although the Issuer believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct. Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events. The Issuer cautions investors that any forward-looking statements by the Issuer are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Issuer may produce or plan to produce, the Issuer's inability to obtain any necessary permits, consents or authorizations required for its activities, the Issuer's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Issuer’s 2010 Annual Information Form filed with certain securities commissions in Canada and the Issuer’s 2010 Annual Report on Form 40-F filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Issuer and filed with the appropriate regulatory agencies. All of the Issuer's Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the latest technical reports filed with respect to the Issuer’s mineral properties.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Henk Van Alphen, President & CEO
Business Telephone No.: (604) 408-7488

Item 9.	Date of Report

February 2, 2011